EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

Board of Directors
Global Med Technologies, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statements (No. 333-28155, No. 333-39193, No. 333-45031, No. 333-69851, No. 333-60672, No. 333-60674, and No. 333-115686) on Form S-8 and No. 333-131388 on Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 of Global Med Technologies, Inc. and subsidiary, of our report dated March 19, 2009 appearing in the Annual Report on Form 10-K of Global Med Technologies, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado March 19, 2009